CALIFORNIA MICROWAVE              California Microwave, Inc.
                                            555 Twin Dolphin Drive
                                            Redwood City, CA  94065 USA
                                            (415) 596-9000  Fax: (415) 596-6600
                                            ____________________________________

                                            PRESS RELEASE


          FOR IMMEDIATE RELEASE
          Thursday, July 17, 1997


          For Further Information Contact:
          Stephanie M. Day          Investor Information Line:   Deborah Passik
          Vice President-           (Toll-free) 1-888-225-6789   William Dunk
          Corporate Communications  http://www.calmike.com       Partners, Inc.
          (415) 596-6629                                         (919)929-4100


                            CALIFORNIA MICROWAVE APPOINTS
                    FREDERICK LAWRENCE CHAIRMAN, CEO AND PRESIDENT

          REDWOOD CITY, CALIFORNIA - CALIFORNIA MICROWAVE, INC. (Nasdaq National Market:CMIC) announced today that its board of directors had appointed Frederick D. Lawrence, 49, to the positions of chairman of the board, chief executive officer and president.

          Telecommunications Experience at ComStream, ADC, Sprint and AT&T Lawrence joins California Microwave from ComStream Inc., where he was chief executive officer. ComStream is an international supplier of satellite communications networks and products, wholly owned by Spar Aerospace Limited of Canady. Prior to joining Comstream, Lawrence served from 1994-1996 as president, Transmission Group for ADC Telecommunications, which included five independent business units producing products for high speed video, voice, data and wireless communications. From 1982-1994 he held executive positions in network operations and engineering at Sprint Corporation and its operating companies dealing in local telephone, cellular and long distance. Lawrence also held senior management positions at AT&T from 1970-1982. He holds a BSEE from Western Michigan University.

          General Al Gray, who held the position of chairman during the search for a new chairman and chief executive officer, said, "With Fred's operating experience and strategic thinking, we will move forward with alacrity. The CEO search has been a top priority for the board and we have found a strong leader in Fred Lawrence." General Gray, who joined the board in 1993 and was appointed chairman in March 1997, remains a member of the board.





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          Lawrence indicated that California Microwave's leadership
          position in microwave technology and potential for enhanced profitability were key elements that attracted him to the company: "California Microwave's decision to focus on its winners in order to improve performance is the right direction for the company. As a former competitor, I am well aware of the formidable strengths that California Microwave brings to the marketplace. We will leverage those strengths and make performance our top priority, with resumption of long-term growth a close second."

          Focus on Wireless Radio-based Data Communications
          In December 1996, California Microwave initiated a business review that culminated in the June 1997 announcement that it was divesting two of its eight divisions. The company has decided to focus on maintaining and expanding product areas where it enjoys leading market positions in its satellite, terrestrial data radio and other wireless businesses.

          California Microwave, Inc. is a leading U.S. supplier of satellite earth station and microwave radio products, installed in more than 110 countries.

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